KEELEY FUNDS, INC.

OPERATING EXPENSES LIMITATION AGREEMENT THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 28th day of February, 2017, by and between Keeley Funds, Inc., a Maryland corporation, on behalf of its series, KEELEY All Cap Value Fund, KEELEY Mid Cap Dividend Value Fund, KEELEY Small Cap Dividend Value Fund, KEELEY Small Cap Value Fund, and KEELEY Small-Mid Cap Value Fund (each, a “Fund” and together, the “Funds”) and each of the Funds’ classes of shares listed on Appendix A (each, a “Class”), and the Funds’ investment adviser, Keeley-Teton Advisors, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders investment advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Funds and the Adviser (the “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Operating Expenses for each Class (as that term is defined in paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and each Fund desires to allow the Adviser to implement those limits on behalf of each Class;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit the Operating Expenses for each Class to an annual rate, expressed as a percentage of the average annual net assets of each respective Class to the amounts listed in Appendix A (the “Annual Limits”). In the event that the current Operating Expenses of a particular Class, as accrued each month, exceed its Annual Limit, the Adviser will pay to each Fund, on behalf of that Class, on a monthly basis, the excess expense within a reasonable time after being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each Class, is defined to include all expenses necessary or appropriate for the operation of each Class, including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any expenses related to (i) taxes, (ii) interest charges, (iii) dividend expenses incurred on securities that a Fund sells short, (iv) litigation expenses, (v) other extraordinary expenses, and (vi) brokers’ commissions and other charges relating to the purchase and sale of a Fund’s portfolio securities.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement  made in the prior three  fiscal years.

4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely and for a period of not less than two years, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Funds (the “Board”), on behalf of each Class, upon sixty (60) days’ written notice to the Adviser.  This Agreement may not be terminated by the Adviser without the consent of the Board, which consent will not be unreasonably withheld. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder  of this Agreement  shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulation promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

KEELEY FUNDS, INC., on behalf of, each of the Series and Classes listed on Appendix A	KEELEY-TETON ADVISORS, LLC

By: /s/ Robert Kurinsky	By: /s/ Robert Kurinsky
Name: Robert Kurinsky	Name: Robert Kurinsky
Title: Treasurer and Secretary	Title: President

APPENDIX A

	Total Annual Operating Expenses

	Class A	Class I
KEELEY All Cap Value Fund	1.39%	1.14%
KEELEY Mid Cap Dividend Value Fund	1.29%	1.04%
KEELEY Small Cap Dividend Value Fund	1.29%	1.04%
KEELEY Small Cap Value Fund	1.39%	1.14%
KEELEY Small-Mid Cap Value Fund	1.39%	1.14%